UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 25, 2007
CLINICAL DATA, INC.
(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	000-12716 (Commission File Number)	04-2573920 (IRS Employer Identification No.)

One Gateway Center, Suite 702, Newton, Massachusetts (Address of Principal Executive Offices)	02458 (Zip Code)

Registrant’s telephone number, including area code: (617) 527-9933
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Definitive Material Agreement.
     The response to this item is contained in Item 2.01. Completion of Acquisition or Disposition of Assets below and is incorporated by reference herein in its entirety.

Item 2.01.	Completion of Acquisition or Disposition of Assets.
     On October 25, 2007, Clinical Data, Inc. (the “Company”) and its wholly-owned subsidiary Clinical Data B.V. (“BV”) of Spankeren, The Netherlands, entered into a Stock Purchase Agreement (the “Purchase Agreement”) with Elitech Holding B.V. (“Elitech”), a Netherlands corporation, and Elitech’s parent corporation, Financière Elitech S.A.S. of Puteaux, France, pursuant to which BV agreed to sell Elitech all of the issued and outstanding shares of its wholly-owned subsidiary Vital Scientific B.V. (“Vital Scientific”), a Netherlands corporation, in exchange for approximately $15 million in cash. In addition, the Company will retain approximately $4.5 million in cash from Vital Scientific immediately prior to the sale. The purchase price is subject to adjustment as described in the Purchase Agreement. As more fully described in the Purchase Agreement, the Company agreed to indemnify Elitech and Vital Scientific, and Elitech agreed to indemnify the Company and BV, for certain breaches of representations, warranties, covenants and obligations made in the Purchase Agreement, subject to certain time and monetary limitations.
     The foregoing description of the Purchase Agreement is not complete and is qualified in its entirety by reference to the Purchase Agreement, which is filed as Exhibit 99.2 hereto and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.
(b)     Pro forma financial information.
     The Company will file any information required by Item 9.01(b), as may be required by applicable Securities and Exchange Commission rules, by an amendment to this current report within the applicable time requirements.
(d)     Exhibits.

99.1.	Press Release, dated October 26, 2007.

99.2	Stock Purchase Agreement, dated October 25, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Clinical Data, Inc.
By:	/s/ Caesar J. Belbel
Caesar J. Belbel
Executive Vice President, Chief Legal Officer and Secretary

DATE: October 30, 2007

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated October 26, 2007.

99.2	Stock Purchase Agreement, dated October 25, 2007.